EXHIBIT 99.1

CASMED Reports Preliminary Sales for the 2014 Fourth Quarter and Full Year

Marks Fifth Consecutive Quarter Placing 90 or More FORE-SIGHT(R) Cerebral Oximeter Monitors

BRANFORD, Conn., Jan. 7, 2015 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, reports preliminary unaudited top-line results for the fourth quarter and full year ended December 31, 2014.

The Company expects net sales for the fourth quarter of 2014 to be approximately $5.8 million, compared with net sales for the fourth quarter of 2013 of $5.9 million. FORE-SIGHT oximetry product sales for the fourth quarter are expected to be approximately $3.3 million, up 27% compared with the prior-year quarter, and U.S. sensor sales growth for the quarter is expected to be 33%. CASMED sold or placed a net 95 FORE-SIGHT cerebral oximeters in the fourth quarter, marking the fifth consecutive quarter with net shipments of 90 or more monitors since the launch of its new FORE-SIGHT ELITE® oximeter. Net sales of the Company's traditional monitoring products declined to approximately $2.6 million, down 23%, driven by lower vital signs monitor sales and offset in part by sales gains in both OEM blood pressure modules and neonatal disposables.

Net sales for 2014 are expected to be approximately $22.9 million, compared with net sales for 2013 of $21.9 million. FORE-SIGHT sales for the year are expected to be $12.4 million, up 37% compared with 2013, and U.S. sensor sales growth for the year is expected to be 37%. As of December 31, 2014, CASMED has sold or placed a net cumulative total of 1,329 FORE-SIGHT cerebral oximeters, up 42% compared with December 31, 2013.

"We are pleased with the growth in FORE-SIGHT oximetry product sales during the fourth quarter, which reflects continued acceptance of our new FORE-SIGHT ELITE monitor in its first full year on the market. Sales growth once again featured a mix of domestic and international expansion with new customers comprising those who are introducing cerebral oximetry to their patients for the first time and those who switched from competing products to FORE-SIGHT," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "FORE-SIGHT oximetry is now being used to monitor patients at 10 of the top 20 adult cardiac hospitals in the U.S. Our rapidly growing installed base, particularly among the leading medical institutions in the country, leads us to believe we are gaining market share, which should result in continued growth in disposable sensor sales during 2015 and beyond."

CASMED expects to report financial results for the fourth quarter of 2014 and hold an investment-community conference call in early March 2015.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeters provide a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For more information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2013, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery A. Baird
         Chief Financial Officer
         (203) 315-6303
         ir@casmed.com

         Investors
         LHA
         Bruce Voss
         (310) 691-7100
         bvoss@lhai.com
         @LHA_IR_PR